Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our report letter dated January 23, 2019, included in the Annual Report on Form 10-K of Parsley Energy, Inc. (the “Company”) for the fiscal year ended December 31, 2018, as well as in the notes to the financial statements included therein, included in or made a part of the registration statement on Form S-8 to which this consent is attached, including any amendments thereto, of the Company, in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

January 10, 2020